Exhibit 16.1

January 14, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re:         Tumbleweed Holdings, Inc.

(f/k/a Digital Creative Development Corp.)

Commission File Number: 0-22315

CIK #0001016951

Dear Ladies and Gentlemen:

On December 23, 2014, we provided notice of our resignation as the independent public accounting firm for Tumbleweed Holdings, Inc. f/k/a Digital Creative Development Corp. (the “Company”). In addition to our resignation, we notified the Company on December 23, 2014 that no reliance should be made with respect to the filing of the Company’s Form 10-Q for the quarterly period ended September 30, 2014 as we did not complete our interim review.

We have read the Company’s disclosures set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” and Item 4.02 “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” of the Company’s Current Report on Form 8-K/A dated December 23, 2014 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K/A.

Sincerely,

/s/ Citrin Cooperman & Company, LLP

New York, New York